EXHIBIT (N)(2)
ICON Funds
Schedule A to Rule 18f-3 Plan
ICON Bond Fund — Class C, I and Z Shares
ICON Core Equity Fund — Classes A, C, Z and I Shares
ICON Income Opportunity Fund (formerly, ICON Covered Call Fund) — Classes A, C, Z and I Shares
ICON Equity Income Fund — Classes A, C, Z and I Shares
ICON International Equity Fund — Classes A, C, Q, Z, S and I Shares
ICON Long/Short Fund — Classes A, C, Z and I Shares
ICON Asia-Pacific Region Fund — Class A, C, Z, S and I Shares
ICON Europe Fund — Class A, C, Z, S and I Shares
Dated: December 20, 2007

ICON Funds
By:	/s/ Donald Salcito
	Name:	Donald Salcito
	Title:	Vice President and Secretary